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For Immediate Release

Champions Oncology Reports Results for the Quarter Ended July 31, 2013

Hackensack, NJ – September 13, 2013 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, announced today its financial results for the fiscal quarter ended July 31, 2013.

Recent Highlights:

•	Quarterly revenue of $3.02 million
•	Signing of partnership with Teva
•	Regulatory approval from New York Department of Health
•	Hiring of two senior executives

Joel Ackerman, Champions Oncology CEO, stated, “The first fiscal quarter of 2014 was a great start for the year. Our financial results were strong in both segments, driven by robust growth and margins. We also had a number of accomplishments that don’t show up in the numbers but set the stage for the future”.

Revenue was $3.02 million, as compared to $2.1 million for the three months ended July 31, 2012, an increase of 43%. Total operating expenses were $3.8 million, as compared to $3.7 million for the three months ended July 31, 2012.

Champions reported a loss from operations of $0.77 million as compared to a loss from operations of $1.6 million for the three months ended July 31, 2012. Excluding stock-based compensation of $0.55 million and $0.74 million for the three months ended July 31, 2013 and 2012, Champions recognized a loss from operations of $0.2 million and a loss from operations of $0.9 million for three months ended July 31, 2013 and 2012, respectively.

Operating Results

Personalized Oncology Solutions (POS):

The number of implants during the quarter was 65, an increase of 141% over the same period last year. The increase in implants is the result of growing visibility with patients and physicians, the reduction in patient costs per implant and expanding our international operations. The number of patients for whom studies were completed was 22 for the quarter, an increase of 69% over the same period last year. The increase in patient studies is the result of higher implant volumes in the recent quarters which lead to studies in subsequent quarters. POS revenues were $0.6 million and $0.9 million for the three months ended July 31, 2013 and 2012, respectively, a decrease of $0.3 million or 32.2%. The decrease is due to the decrease in non-core physician panel revenue of $0.3 million. This is due to the strategic decision to focus on our core products and services.

POS cost of sales was $0.79 million and $0.77 million for the three months ended July 31, 2013 and 2012, respectively, an increase of $0.02 million, or 2.7%. For the three months ended July 31, 2013 and 2012, gross margins for POS were -27.5% and 16%, respectively. The gross margin in this business segment fluctuates based on a number of factors including business mix, pricing and volumes.

Translational Oncology Solutions (TOS):

TOS revenues were $2.39 million and $1.18 million for the three months ended July 31, 2013 and 2012, respectively, an increase of $1.21 million, or 102%.

TOS cost of sales was $0.88 million and $0.7 million for the three months ended July 31, 2013 and 2012, respectively, an increase of $0.2 million, or 26%. For the three months ended July 31, 2013 and 2012, gross margins for TOS were 63% and 41%. The increase in gross margin is due to the leveraging of the fixed component of cost of sales over a higher revenue amount and the absorption of certain costs associated with this quarter’s revenue in previous quarters.

Research and development expense was $0.4 million for three months ended July 31, 2013 and 2012, respectively. Sales and marketing expense was $0.6 million and $0.7 million for the three months ended July 31, 2013 and 2012, respectively, a decrease of $0.1 million, or 9.4%. General and administrative expense was $1.07 million and $1.14 million for the three months ended July 31, 2013 and 2012, respectively, a decrease of $0.07 million, or 5.9% due to the decrease in stock compensation expense.

Conference Call Information:

The Company will host a conference call on Friday, September 13, 2013, at 8:30 a.m. ET to discuss its fourth quarter financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology”.

Full details of the Company’s financial results will be available in the Company’s Form 10-K at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP loss from operations to non-GAAP loss from operations for an explanation of the amounts excluded to arrive at non-GAAP loss from operations and related non-GAAP loss from operations per share amounts for the three months ended July 31, 2013 and 2012. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP loss from operations and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP dilutive loss per share amounts as non-GAAP loss from operations divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP loss from operations and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft Technology Platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through its Personalized Oncology Solutions business.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2013 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Loss from Operations (Unaudited)

	Three Months Ended July 31,
	2013	2012
Loss from Operations – GAAP	$(766)	$(1,599)
Less:
Stock-based compensation	552	739
Loss from Operations - non-GAAP	$(214)	$(860)

Reconciliation of GAAP EPS to Non-GAAP EPS Loss from Operations (Unaudited)

	Three Months Ended July 31,
	2013	2012
EPS – GAAP	$(0.011)	$(0.033)
Less:
Effect of stock-based compensation on EPS	0.008	0.016
EPS - non-GAAP	$(0.003)	$(0.017)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended July 31,
	2013	2012
POS operating revenue	$622	$918
TOS operating revenue	2,398	1,188
Total operating revenue	$3,020	$2,106

Cost of POS	793	772
Cost of TOS	878	699
Research and development	402	387
Sales and marketing	642	709
General and administrative	1,071	1,138

Loss from Operations	$(766)	$(1,599)

Other (Loss) Income	(1,463)	279

Net Loss before income tax expense	$(2,229)	$(1,320)
Income taxes	3	3
Net Loss	$(2,232)	$(1,323)

Condensed Consolidated Balance Sheets as of (Unaudited)

	July 31, 2013	April 30, 2013
Cash and cash equivalents	$7,365	$9,561
Accounts receivable	1,784	500
Other current assets	255	315
Total current assets	9,404	10,376

Restricted cash	193	192
Property and equipment, net	404	414
Goodwill	669	669
Total assets	$10,670	$11,651

Accounts payable and accrued liabilities	$1,316	$1,815
Deferred revenue	859	1,114
Total current liabilities	2,175	2,929

Warrant liability	2,508	1,046
Redeemable common stock	16,882	16,882
Stockholders’ deficit	(10,895)	(9,206)
Total liabilities, redeemable common stock and stockholders’ deficit	$10,670	$11,651

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended July 31,
	2013	2012
Cash flows from operating activities:
Net Loss	$(2,232)	$(1,323)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	552	739
Depreciation expense	50	54
Change in fair value of warrant liability	1,462	(285)
Changes in operating assets and liabilities	(1,976)	(991)
Net cash used in operating activities	(2,144)	(1,806)

Cash flows from investing activities:
Purchases of property and equipment	(40)	(19)
Net cash used in investing activities:	(40)	(19)

Cash flows from financing activities:
Private placement of common shares and warrants	-	-
Net cash provided by financing activities:	-	-

Exchange rate effect on cash and cash equivalents	(12)	25
Increase in cash and cash equivalents	(2,196)	(1,800)
Cash and cash equivalents, beginning of period	9,561	4,716
Cash and cash equivalents, end of period	$7,365	$2,916